Exhibit 6.12

SCOPUS BIOPHARMA INC.

420 Lexington Avenue, Suite 300

New York, New York 10170

July 10, 2019

Robert J. Gibson, CFA

Managing Director

HCFP/Portfolio Services LLC

420 Lexington Avenue, Suite 300

New York, New York 10170

Dear Rob:

Reference is made to that certain management services agreement between HCFP/Portfolio Services LLC ("Portfolio Services"), assignee of HCFP/Strategy Advisors LLC, and Scopus BioPharma Inc. (formerly known as Projectl8B Inc.)("Scopus" or the "Company") dated September 1, 2017, as amended (the "Agreement").

Any defined terms used herein, but not defined, shall have the meanings as set forth in the Agreement. Effective as of July 1, 2019, the parties to the Agreement hereby agree and acknowledge the following:

•	Section 2 of the Agreement is amended and restated as follows:

"2. Compensation. For the Services HCFP provides hereunder, the Company shall pay to HCFP a monthly management services fee of $40,000 payable in advance on the first business day of each month beginning in July 2019."

The remainder of the Agreement remains unmodified and in full force and effect.

[Remainder of page intentionally left blank]

Scopus BioPharma Inc.

July 10, 2019

In acknowledgement that the foregoing correctly sets forth the understanding reached by Portfolio Services and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding agreement.

Accepted and Agreed:

SCOPUS BIOPHARMA INC.

By:   /s/Morris C. Laster

Name:   Dr. Morris C. Laster

Title:     Co-Chairman and Chief Executive Officer

HCFP/PORTFOLIO SERVICES LLC

By:   /s/Robert J. Gibson

Name:   Robert J. Gibson, CFA

Title:     Managing Director